EXHIBIT 23.5

April 15, 2005

Board of Directors
Heritage Financial Group
310 West Oglethorpe Boulevard
Albany, Georgia 31701

RE:	Consent of Moore, Clarke, DuVall & Rodgers, P.C.

Dear Members of Board:

              We hereby consent to the use in the Application for Approval of a Minority Stock Issuance by a Stock Holding Company Subsidiary of a Mutual Holding Company on Form MHC-2, of Heritage Financial Group filed with the Office of Thrift Supervision and in the Registration Statement on Form SB-2, filed with the Securities and Exchange Commission, of our firms State of Georgia tax opinion dated April 15, 2005.

              We also consent to the reference to our firm under the heading "Experts" in the Registration Statement of Form SB-2, and Form MHC-2.

Sincerely,